DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
August 19, 2003

DIMON Reports Fiscal Year 2003 Earnings Company Confirms Fiscal 2004 Earnings Guidance

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that net income before extraordinary gain for its fourth fiscal quarter ended June 30, 2003 was $12.3 million, or $0.28 per basic share, compared to $12.7 million, or $0.28 per basic share, for the year earlier quarter.  The Company’s underlying net income for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments and non-recurring items, was $17.6 million, or $0.40 per basic share, compared to $16.4 million, or $0.37 per basic share, on the same basis last year.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity.  In discussing the Company’s forecast and actual operating performance, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also consistently excludes gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.   During the quarter ended June 30, 2003, the previously disclosed $3.9 million after-tax charge resulting from settlement of the DeLoach litigation was excluded in calculating underlying net income.

DIMON’s net income before extraordinary gain for the fiscal year ended June 30, 2003, was $26.3 million, or $0.59 per basic share, compared to $27.5 million, or $0.62 per basic share, for the year earlier period.  Underlying net income for the fiscal year, which excludes market valuation adjustments for derivative financial instruments and non-recurring items, was $39.6 million, or $0.89 per basic share, compared to $34.9 million, or $0.78 per basic share, on the same basis last year.

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DIMON Incorporated
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Sales and other operating revenues for the fourth quarter were $393.6 million, compared to $337.6 million for the year earlier quarter, a 17% increase, due primarily to increased shipments from South America and Europe.  Worldwide trading conditions for leaf tobacco continue to be favorable.  Sales and other operating revenues for the fiscal year ended June 30, 2003 were $1.272 billion, compared to $1.260 billion for the prior year.

Gross profit as a percentage of sales and other operating revenues for the fourth quarter was 17.7% compared to 19.5% for the year earlier quarter.  A majority of the reduction relates to European operations, where the relative strength of the euro had a greater than anticipated negative effect on margins.  Gross profit as a percentage of sales and other operating revenues for the fiscal year ended June 30, 2003 was 16.5% compared to 16.3% for the prior year.

Selling, general and administrative (SG&A) expenses for the fourth quarter were $38.3 million, up $7.0 million or 22% in comparison to the year earlier quarter.  Expenses for the current quarter include the $6.0 million pre-tax settlement of the aforementioned DeLoach litigation.  Excluding the settlement charge, SG&A expenses for the quarter were up $1.0 million, or 3%, primarily reflecting the effect of a weaker U.S. dollar on euro and sterling denominated expenses, partially offset by the elimination of goodwill amortization.  For the fiscal year ended June 30, 2003, SG&A expenses were $116.1 million, compared with $109.4 million for the year earlier.

Interest expense for the fourth quarter increased by $0.6 million, or 5%, in comparison with the year earlier quarter due chiefly to the effect of carrying $125 million of redundant debt during the thirty-day call period associated with the refinancing transaction completed in May 2003.  As anticipated, that debt was fully extinguished June 30, 2003, and the refinancing transaction is expected to benefit earnings for each of the fiscal years 2004 through 2006.  At June 30, 2003, total debt net of cash was $531.0 million, up $51.4 million, or 11%, in comparison to June 30, 2002.  The increase results from a somewhat larger financing requirement for inventories committed to customers.  DIMON’s uncommitted inventories remain at an optimal level.

Provision of income taxes on unrealized currency-related gains during the fourth quarter, principally in Brazil, caused the Company’s effective tax rate to rise to 29.3% for the quarter, and 26% for the full fiscal year ended June 30, 2003.

The results for the fourth quarter also included a previously disclosed extraordinary after-tax benefit of $1.8 million from the collection of a claim filed by a predecessor company with the United Nations Compensation Commission.

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DIMON Incorporated
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Brian J. Harker, Chairman and Chief Executive Officer, stated, “Although overall trading conditions remain favorable, a number of specific factors caused DIMON’s earnings per basic share to fall approximately $0.10 below our expectation for fiscal year 2003.  Most important among these factors was a greater than anticipated negative effect on gross profit from our European operations as a result of the relative strength of the euro.  Secondly, our effective income tax rate for the year was higher than we anticipated due primarily to tax provisions made on unrealized currency-related gains in Brazil.    Looking forward, we expect global supply and demand for leaf tobacco to remain substantially in equilibrium, and we confirm our previously stated earnings guidance for the shortened fiscal year ending March 31, 2004 at between $0.14 and $0.16 per basic share, excluding any effects from market valuation adjustments for derivatives.”

Effective July 1, 2003, DIMON changed its fiscal year to March 31.  Transitioning to the new fiscal year requires DIMON to report one abbreviated fiscal year consisting of the nine-month period from July 1, 2003 to March 31, 2004 (fiscal year 2004).

The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments (interest rate swaps) are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable.  Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries.  As the Company’s business is seasonal, the results of a single quarter are not necessarily indicative of the results to be expected for the full year.  For more information on DIMON, visit the Company’s website at www.dimon.com.

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	Condensed Statement of Consolidated Income	Fourth Quarter		Twelve Months
		June 30		June 30
	(Unaudited - 000's Except Per Share Data)	2003	2002	2003		2002
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	Sales and other operating revenues………………………………	$393,614	$337,571	$1,271,683		$1,259,720
	Cost of goods and services sold…………………………………..	324,062	271,674	1,061,270		1,054,255
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	Gross Profit………………………………………………………	69,552	65,897	210,413		205,465
	Selling, administrative and general expenses……………………	38,273	31,253	116,075		109,363
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	Operating income………………………..................……………	31,279	34,644	94,338		96,102
	Interest expense………………………………................………	12,619	12,015	46,887		47,877
	Current charge derivative financial instruments ………………...	2,038	5,050	12,409		10,202
	Income tax expense…………………...........…………………....	4,862	4,702	9,111		10,202
	Equity in net income (loss) of investee
	companies, net of income taxes……………………………....	520	(210)	349		(345)
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	Net income before extraordinary item….........……………………	12,280	12,667	26,280		27,476

	Extraordinary item – Iraqi receivable recovery, net of income tax	1,777	-	1,777		-
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	Net Income……………………………….........…………………	$ 14,057	$ 12,667	$ 28,057		$ 27,476
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	Basic Earnings Per Share
	Net income before extraordinary item……………………….	$.28	$.28	$.59		$.62
	Extraordinary item – Iraqi receivable recovery………………	$.04	-	$.04		-
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	Net Income……………………………………………………	$.32	$.28	$.63		$.62
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	Diluted Earnings Per Share.................………………………….
	Net income before extraordinary item……………………….	$.27	$.28	$.58		$.61
	Extraordinary item – Iraqi receivable recovery………………	$.04	-	$.04		-
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	Net Income……………………………………………………	$.31	$.28	$.62	*	$.61	*
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	Average number of shares outstanding:
	Basic………………………………...................………………	44,537	44,525	44,532		44,525
	Diluted………………………………....................…………..	47,660	47,592	45,066	*	45,047	*

	Cash dividends per share………………………………………..	$.075	$.05	$.275		$.20
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*	Assumed conversion of Convertible Debentures at the beginning of the period has an antidilutive effect on earnings per share.

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Reconciliation of Net income Figures Used in Press Release
June 30, 2003

	Fourth Quarter		Twelve Months
	June 30		June 30
(Unaudited - 000's Except Per Share Data)	2003	2002	2003	2002
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GAAP Net income before extraordinary item.…………………………..	$12,280	$12,667	$26,280	$27,476

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives…………………………	1,441	3,702	9,427	7,468
Settlement charge for DeLoach litigation……………………………..	3,900	-	3,900	-
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Non-GAAP Underlying Net Income…………………………………….	$17,621	$16,369	$39,607	$34,944
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Non-GAAP Underlying Income Per Share……………………………….	$.40	$.37	$.89	$.78
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GAAP Net Income Per Basic Share……..……………………………….	$.32	$.28	$.63	$.62
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Note 1—Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended June 30, 2003 and 2002, the Company recognized non-cash charges of $2.0 million and $5.1 million, respectively, from the change in the fair value of swap instruments.  The non-cash charges recognized by the Company from the change in the fair value of those swap instruments not qualified as hedges for the twelve months ended June 30, 2003 and 2002 were $12.4 million and $10.2 million, respectively.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

Note 2--Amortization of Goodwill:  Effective July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (FAS 142), " Goodwill and Other Intangible Assets."  Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement.  Other intangible assets will continue to be amortized over their useful lives.  Application of the non-amortization provisions of FAS 142 resulted in increases in net income, after tax, of $1.5 million or earnings per basic share of $.03 and of $6.2 million or earnings per basic share of $.14 for the quarter and twelve months ended June 30, 2003, respectively.   In accordance with FAS 142, we evaluated our goodwill and found no indication of impairment in fiscal 2003.

Note 3— Extraordinary Item:  On May 1, 2003, the Company received $2,734 from the United Nations Compensation Commission in connection with a claim filed by a predecessor company, Monk-Austin, Incorporated.  The claim arose from an uncollected trade receivable from the Iraqi Tobacco Monopoly, which related to transactions that occurred prior to Iraq’s invasion of Kuwait in August 1990.  The predecessor company charged off the entire receivable, net of tax, as a $5,202 extraordinary loss during its fiscal year 1991.

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